Exhibit 99.1

NEWS RELEASE HOUSTON and LONDON, April 29, 2014

LyondellBasell Reports First-Quarter 2014 Results

First-Quarter 2014 Highlights

•	Diluted earnings per share of $1.72; $943 million income from continuing operations

•	EBITDA of $1,668 million notwithstanding plant maintenance and weather-related cost increases

•	Growth projects progressing with the start-up of a 200 million pounds per year polyethylene expansion, the commencement of the La Porte turnaround that will enable the third quarter addition of 800 million pounds per year of ethylene capacity, and the issuance of final permits for the Corpus Christi ethylene expansion

•	Repurchased 15 million shares during the first quarter

•	Shareholders approved a share repurchase program for an additional 10 percent of shares at the annual meeting on April 16, 2014; and the Supervisory Board approved a 10 cent per share increase of the quarterly interim dividend to $0.70 per share

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the first quarter 2014 of $943 million or $1.72 diluted earnings per share. First quarter 2014 EBITDA was $1,668 million.

Comparisons with the prior quarter and first quarter 2013 are shown below:

Table 1—Earnings Summary

	Three Months Ended
Millions of U.S. dollars (except share data)	March 31, 2014	December 31, 2013	March 31, 2013
Sales and other operating revenues	$11,135	$11,138	$10,669
Net income(a)	944	1,175	900
Income from continuing operations	943	1,177	906
Diluted earnings per share (U.S. dollars):
Net income(b)	1.72	2.11	1.55
Income from continuing operations	1.72	2.11	1.56
Diluted share count (millions)	548	555	578
EBITDA(c)	1,668	1,543	1,585

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	Includes diluted earnings (loss) per share attributable to discontinued operations.
(c)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to income from continuing operations.

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The first quarter 2014 income from continuing operations benefitted from $52 million related to an environmental indemnity settlement. There was no tax impact associated with this credit. The effect on diluted earnings per share was $0.09. Please see Table 11 for charges and benefits to income from continuing operations in the prior periods.

“The first quarter results were good despite headwinds from maintenance, weather-related raw material cost volatility, and shipping delays. Exclusive of these pressures, the underlying business fundamentals remained strong and relatively unchanged,” said Jim Gallogly, LyondellBasell Chief Executive Officer. “In the U.S., our key raw materials continue to be in abundant supply with ethane tracking natural gas prices. Although natural gas prices increased in the face of record winter temperatures, current pricing and the outlook have moderated reflecting the strength of U.S. shale developments,” Gallogly said. “The theme for our 2013 annual report was – ‘Taking the Early Advantage.’ We are putting these words into action. Our growth program is generating immediate results as our methanol plant restart contributed to first quarter earnings and cash flow. During late March, we completed a 200 million pound per year polyethylene expansion at Matagorda and began the final steps of our La Porte ethylene expansion. Additionally in mid-April, we received the final environmental permits for our Corpus Christi ethylene expansion,” Gallogly said.

OUTLOOK

“The industry trends that developed over the past few years are expected to continue in the near term. Likewise, conditions in our businesses are generally expected to be consistent with recent quarters and seasonal trends,” Gallogly said. “During the second quarter, we expect significant planned downtime at our La Porte facility while we perform normal turnaround maintenance and additional steps to complete an 800 million pounds per year ethylene expansion. Inventory build-up in preparation for this downtime should enable us to meet customer demands while helping mitigate the financial impact on the second quarter. As we enter the summer driving season, our refining benchmark crack spread is expected to remain relatively unchanged from the first quarter,” Gallogly said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

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Olefins and Polyolefins—Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2—O&P–Americas Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2014	December 31, 2013	March 31, 2013
Operating income	$656	$801	$821
EBITDA	736	883	898

Three months ended March 31, 2014 versus three months ended December 31, 2013 – EBITDA decreased $147 million versus the fourth quarter 2013. First quarter results were negatively impacted by olefin and polyethylene outages related to cold weather and maintenance activity as well as ethylene purchases and inventory build in preparation for the La Porte site turnaround. Collectively, these activities represented the majority of the EBITDA decline. Compared to the prior period, the olefins margin decreased slightly in part due to higher natural gas costs and the resulting increase in NGL feedstock prices. Polyethylene price increased by 3 cents per pound while sales volumes were relatively unchanged from the fourth quarter 2013. Polypropylene results and joint venture equity income were relatively unchanged.

Three months ended March 31, 2014 versus three months ended March 31, 2013 – EBITDA declined $162 million versus the first quarter 2013. As noted above, maintenance activities coupled with preparation for the La Porte turnaround contributed to the lower results. An ethylene margin decline of 6 cents per pound impacted results by approximately $120 million. Polyethylene results increased primarily driven by a 9 cent per pound higher average price. Polypropylene results increased by approximately $30 million due to improved margins and 9 percent higher sales volumes. Joint venture equity income was relatively unchanged.

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Olefins and Polyolefins—Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and polybutene-1 resins.

Table 3—O&P–EAI Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2014	December 31, 2013	March 31, 2013
Operating income	$225	$17	$93
EBITDA	356	115	225

Three months ended March 31, 2014 versus three months ended December 31, 2013 – EBITDA increased $241 million versus the fourth quarter 2013. Excluding the benefits of $52 million from an environmental settlement in the first quarter and $25 million from an insurance settlement in the fourth quarter, EBITDA increased by $214 million. Olefin results increased by approximately $65 million as a result of higher margins and seasonal recovery in volumes. Advantaged feedstock cracking represented approximately 35 percent of ethylene production. Combined polyolefin results increased, driven by improved margins and seasonally stronger sales volumes. Polypropylene compounds and polybutene-1 results increased approximately $30 million from seasonally low fourth quarter 2013 results. Equity income from joint ventures increased by $13 million from the fourth quarter 2013.

Three months ended March 31, 2014 versus three months ended March 31, 2013 – EBITDA increased $131 million versus the first quarter 2013, including a $52 million benefit related to an environmental settlement. Olefin results improved slightly, primarily as a result of higher volumes. Combined commodity polyolefin results increased by approximately $40 million primarily as a result of higher margins. Polypropylene compounds and polybutene-1 results increased by $20 million from the prior year period, primarily as a result of 4 percent higher sales volumes. Equity income from joint ventures was relatively unchanged.

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Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol), acetyls (acetic acid, vinyl acetate monomer and methanol), ethylene oxide and its derivatives, and oxyfuels.

Table 4—I&D Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2014	December 31, 2013	March 31, 2013
Operating income	$316	$321	$323
EBITDA	375	354	373

Three months ended March 31, 2014 versus three months ended December 31, 2013 – EBITDA increased $21 million versus the fourth quarter 2013. Results for PO and PO derivatives improved due to seasonal volume recovery. Intermediate chemicals results decreased by approximately $20 million, primarily driven by lower styrene and ethylene glycol margins and volumes which more than offset higher acetyls volumes and margins. Improved oxyfuels margins offset lower sales volumes. The fourth quarter results include $26 million of charges related to our exit from the Nihon Oxirane Co. (NOC) joint venture in Japan.

Three months ended March 31, 2014 versus three months ended March 31, 2013 – EBITDA increased $2 million compared to the first quarter 2013. Results for PO and PO derivatives improved slightly, primarily due to higher sales volumes. Intermediate chemicals results improved by approximately $45 million, primarily due to higher methanol volumes and margins from the Channelview methanol plant restart compared to the same period in 2013. Oxyfuels results declined approximately $60 million, mainly due to lower margins. Equity income from joint ventures was relatively unchanged.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5—Refining Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2014	December 31, 2013	March 31, 2013
Operating income (loss)	$86	$92	($17)
EBITDA	129	134	20

Three months ended March 31, 2014 versus three months ended December 31, 2013 – EBITDA decreased $5 million versus the fourth quarter 2013. The Houston refinery operated at 247,000 barrels per day, up 8,000 barrels per day from the prior quarter although refinery throughput was constrained due to coker maintenance. The Maya 2-1-1 benchmark crack spread increased $3.94 per barrel, averaging $28.26 per barrel in the first quarter 2014. The improved refinery crack spread was offset by lower gasoline and distillate yields due to the coker outage and approximately $10 million higher natural gas costs. The cost of Renewable Identification Numbers (RINs) to meet U.S. renewable fuel standards increased by approximately $10 million versus the fourth quarter 2013.

Three months ended March 31, 2014 versus three months ended March 31, 2013 – EBITDA increased $109 million versus the first quarter 2013, when results were negatively impacted by a major turnaround. Compared to the prior year period, a throughput increase of 74,000 barrels per day positively impacted the current quarter by approximately $60 million. The Maya 2-1-1 benchmark crack spread increased from the first quarter 2013 by $5.56 per barrel. The improved crack spread was slightly offset by lower gasoline and distillate yields, and higher natural gas costs. The cost of RINs decreased by approximately $5 million versus the first quarter 2013.

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Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 6—Technology Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2014	December 31, 2013	March 31, 2013
Operating income	$60	$33	$50
EBITDA	76	55	66

Three months ended March 31, 2014 versus three months ended December 31, 2013 – EBITDA increased by $21 million, primarily as a result of higher catalyst sales and lower research and development costs which more than offset lower licensing revenues.

Three months ended March 31, 2014 versus three months ended March 31, 2013 – EBITDA increased by $10 million, primarily due to lower research and development costs.

Capital spending and cash balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $343 million in the first quarter 2014. The cash and short-term securities balance was $4.4 billion at March 31, 2014. We repurchased approximately 15 million ordinary shares during the first quarter 2014 and approximately 42 million shares as of March 31, 2014. The company paid dividends of $327 million during the quarter and issued $1.0 billion in bonds at a coupon rate of 4.875 percent.

CONFERENCE CALL

LyondellBasell will host a conference call Apr. 29 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Jim Gallogly, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President—Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyondell.com/teleconference for international callers. The pass code for all numbers is 1231245.

A replay of the call will be available from 2 p.m. ET April 29 until June 2 at 11 p.m. ET. The replay dial-in numbers are 888-566-0499 (U.S.) and +1 203-369-3057 (international). The pass code for each is 3675.

The slides that accompany the call will be available at http://www.lyondellbasell.com/earnings.

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ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyondellbasell.com) manufactures products at 55 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2013, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

NON-GAAP MEASURES

This release makes reference to certain “non-GAAP” financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP

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financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

###

Source: LyondellBasell Industries

Media Contact:	Stanley Sehested +1 713-309-4125
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 7—Reconciliation of Segment Information to Consolidated Financial Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues:
Olefins & Polyolefins—Americas	$3,244	$3,251	$3,315	$3,279	$13,089	$3,357
Olefins & Polyolefins—Europe, Asia, International	3,800	3,708	3,594	3,583	14,685	3,778
Intermediates & Derivatives	2,282	2,217	2,452	2,521	9,472	2,429
Refining	2,468	3,077	3,177	2,976	11,698	2,756
Technology	134	132	124	142	532	136
Other	(1,259)	(1,282)	(1,510)	(1,363)	(5,414)	(1,321)

Continuing Operations	$10,669	$11,103	$11,152	$11,138	$44,062	$11,135

Operating income (loss):
Olefins & Polyolefins—Americas	$821	$872	$759	$801	$3,253	$656
Olefins & Polyolefins—Europe, Asia, International	93	189	78	17	377	225
Intermediates & Derivatives	323	285	371	321	1,300	316
Refining	(17)	(16)	(37)	92	22	86
Technology	50	39	35	33	157	60
Other	(3)	(5)	1	—	(7)	(3)

Continuing Operations	$1,267	$1,364	$1,207	$1,264	$5,102	$1,340

Depreciation and amortization:
Olefins & Polyolefins—Americas	$75	$69	$73	$76	$293	$73
Olefins & Polyolefins—Europe, Asia, International	77	76	78	56	287	70
Intermediates & Derivatives	48	50	50	56	204	55
Refining	36	37	45	42	160	42
Technology	17	20	16	22	75	16
Other	—	2	—	—	2	—

Continuing Operations	$253	$254	$262	$252	$1,021	$256

EBITDA: (a)
Olefins & Polyolefins—Americas	$898	$951	$841	$883	$3,573	$736
Olefins & Polyolefins—Europe, Asia, International	225	295	204	115	839	356
Intermediates & Derivatives	373	338	427	354	1,492	375
Refining	20	20	8	134	182	129
Technology	66	59	52	55	232	76
Other	3	(11)	(1)	2	(7)	(4)

Continuing Operations	$1,585	$1,652	$1,531	$1,543	$6,311	$1,668

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins—Americas	$122	$122	$218	$183	$645	$231
Olefins & Polyolefins—Europe, Asia, International	63	46	44	76	229	33
Intermediates & Derivatives	106	141	119	77	443	45
Refining	93	67	36	13	209	32
Technology	7	6	7	10	30	2
Other	—	5	(1)	1	5	—

Total	391	387	423	360	1,561	343
Deferred charges included above	—	—	—	—	—	—

Continuing Operations	$391	$387	$423	$360	$1,561	$343

(a)	See Table 8 for EBITDA calculation.

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Table 8—EBITDA Calculation

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net income attributable to the Company shareholders	$901	$929	$853	$1,174	$3,857	$945
Net income (loss) attributable to non-controlling interests	(1)	(2)	(2)	1	(4)	(1)
(Income) loss from discontinued operations, net of tax	6	(4)	3	2	7	(1)

Income from continuing operations	906	923	854	1,177	3,860	943
Provision for income taxes	357	410	339	30	1,136	383
Depreciation and amortization	253	254	262	252	1,021	256
Interest expense, net	69	65	76	84	294	86

EBITDA	$1,585	$1,652	$1,531	$1,543	$6,311	$1,668

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Table 9—Selected Segment Operating Information

	2013					2014
	Q1	Q2	Q3	Q4	Total	Q1
Olefins and Polyolefins—Americas
Volumes (million pounds)
Ethylene produced	2,337	2,412	2,111	2,156	9,016	1,979
Propylene produced	624	529	652	646	2,451	611
Polyethylene sold	1,396	1,389	1,378	1,409	5,572	1,406
Polypropylene sold	565	637	669	642	2,513	614
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	94.4	94.2	105.8	97.6	98.1	98.6
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	113.9	104.6	109.9	101.1	107.3	104.4
Natural gas (USD per million BTUs)	3.5	4.2	3.7	3.7	3.8	5.0
U.S. weighted average cost of ethylene production (cents/pound)	13.8	15.7	16.6	18.6	16.2	20.0
U.S. ethylene (cents/pound)	48.0	46.3	45.8	46.5	46.7	48.3
U.S. polyethylene [high density] (cents/pound)	66.7	68.7	71.7	75.0	70.5	76.3
U.S. propylene (cents/pound)	75.0	63.3	68.3	68.2	68.7	73.3
U.S. polypropylene [homopolymer] (cents/pound)	88.0	76.2	82.3	82.2	82.2	88.3
Olefins and Polyolefins—Europe, Asia, International
Volumes (million pounds)
Ethylene produced	912	991	984	930	3,817	989
Propylene produced	577	610	597	568	2,352	582
Polyethylene sold	1,206	1,314	1,212	1,167	4,899	1,275
Polypropylene sold	1,657	1,821	1,612	1,531	6,621	1,509
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	36.2	29.3	34.9	38.5	34.7	32.9
Western Europe ethylene	58.6	54.4	55.0	55.1	55.8	54.7
Western Europe polyethylene [high density]	61.2	56.8	57.9	57.1	58.2	56.1
Western Europe propylene	50.6	47.9	49.6	49.9	49.5	51.3
Western Europe polypropylene [homopolymer]	59.1	56.1	58.1	58.2	57.9	59.9
Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	683	665	665	729	2,742	772
Ethylene oxide and derivatives	260	277	294	346	1,177	262
Styrene monomer	703	589	756	832	2,880	683
Acetyls	431	470	506	510	1,917	683
TBA Intermediates	434	357	425	442	1,658	416
Volumes (million gallons)
MTBE/ETBE	185	235	241	222	883	188
Benchmark Market Margins (cents per gallon)
MTBE—Northwest Europe	104.9	88.4	86.8	37.8	79.1	63.4
Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	173	265	250	239	232	247
Benchmark Market Margins
Light crude oil—2-1-1	11.53	14.63	12.63	12.67	12.89	13.18
Light crude oil—Maya differential	11.17	6.95	10.59	11.65	10.05	15.08

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices.

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Table 10—Unaudited Income Statement Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues	$10,669	$11,103	$11,152	$11,138	$44,062	$11,135
Cost of sales	9,153	9,496	9,690	9,601	37,940	9,577
Selling, general and administrative expenses	213	208	220	229	870	186
Research and development expenses	36	35	35	44	150	32

Operating income	1,267	1,364	1,207	1,264	5,102	1,340
Income from equity investments	59	43	61	40	203	61
Interest expense, net	(69)	(65)	(76)	(84)	(294)	(86)
Other income (expense), net	6	(8)	1	(13)	(14)	11
Reorganization items	—	(1)	—	—	(1)	—

Income from continuing operations before income taxes	1,263	1,333	1,193	1,207	4,996	1,326
Provision for income taxes	357	410	339	30	1,136	383

Income from continuing operations	906	923	854	1,177	3,860	943
Income (loss) from discontinued operations, net of tax	(6)	4	(3)	(2)	(7)	1

Net income	900	927	851	1,175	3,853	944
Net loss attributable to non-controlling interests	1	2	2	(1)	4	1

Net income attributable to the Company shareholders	$901	$929	$853	$1,174	$3,857	$945

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Table 11—Charges (Benefits) Included in Income from Continuing Operations

	2013					2014
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1
Pretax charges (benefits):
Impairments	$—	$—	$—	$10	$10	$—
Insurance settlement	—	—	—	(25)	(25)	—
Settlement of environmental indemnification agreement	—	—	—	—	—	(52)
Loss on sale of investment	—	—	—	16	16	—

Total pretax charges (benefits)	—	—	—	1	1	(52)
Provision for income tax related to these items	—	—	—	4	4	—

After-tax effect of net charges (benefits)	$—	$—	$—	$5	$5	$(52)

Effect on diluted earnings per share	$—	$—	$—	$—	$—	$0.09

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Table 12—Unaudited Cash Flow Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net cash provided by operating activities	$799	$1,264	$1,131	$1,641	$4,835	$801
Net cash used in investing activities	(408)	(389)	(438)	(367)	(1,602)	(2,011)
Net cash provided by (used in) financing activities	(234)	(526)	437	(1,266)	(1,589)	(550)

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Table 13—Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014
Cash and cash equivalents	$2,879	$3,233	$4,414	$4,450	$2,702
Restricted cash	6	2	4	10	3
Short-term investments	—	—	—	—	1,402
Accounts receivable, net	3,878	4,023	4,041	4,030	4,141
Inventories	5,270	5,197	5,382	5,279	5,589
Prepaid expenses and other current assets	622	577	784	830	1,156

Total current assets	12,655	13,032	14,625	14,599	14,993
Property, plant and equipment, net	7,779	7,979	8,223	8,457	8,556
Investments and long-term receivables:
Investment in PO joint ventures	401	409	423	421	424
Equity investments	1,607	1,622	1,615	1,629	1,693
Other investments and long-term receivables	421	231	164	64	62
Goodwill	582	588	598	605	605
Intangible assets, net	999	966	934	904	870
Other assets	233	221	229	619	624

Total assets	$24,677	$25,048	$26,811	$27,298	$27,827

Current maturities of long-term debt	$1	$1	$1	$1	$3
Short-term debt	115	114	114	58	58
Accounts payable	3,217	3,324	3,241	3,572	3,642
Accrued liabilities	1,217	1,047	1,528	1,299	1,477
Deferred income taxes	557	550	494	580	540

Total current liabilities	5,107	5,036	5,378	5,510	5,720
Long-term debt	4,307	4,306	5,774	5,776	6,766
Other liabilities	2,306	2,325	2,278	1,839	1,838
Deferred income taxes	1,277	1,312	1,472	1,659	1,677
Stockholders’ equity	11,641	12,032	11,874	12,478	11,791
Non-controlling interests	39	37	35	36	35

Total liabilities and stockholders’ equity	$24,677	$25,048	$26,811	$27,298	$27,827

LyondellBasell Industries www.lyondellbasell.com	16